NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Transcontinental Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Improved Operating Income and Full Year Results for 2017

DALLAS (April 3, 2018) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company is reporting its continued growth in both revenue and net operating income for 2017. Revenue increased to $125.2 million in 2017 as compared to $118.4 million in 2016 while net operating income increased to $20.1 million for 2017 compared to $17.6 million for 2016. Further the Company is continuing its growth strategy into the future with fourteen additional apartment projects in various stages of development. As these new projects come to completion our strategic model of focusing on our multifamily portfolio for the future growth of the Company will continue. We are on track and well positioned operationally and strategically for the opportunities ahead.

Management will continue its plan for growth from its operating properties and expects to reinvest in areas that will complement this growth; further management will maintain strong attention to all details of its operations including appropriate expense controls.

For the twelve months ended December 31, 2017, the Company reported net loss applicable to common shares of $16.7 million or ($1.92) per diluted earnings per share compared to a net loss applicable to common shares of $0.9 million or ($0.10) per diluted earnings per share for the year ended December 31, 2016. These amounts were impacted by gains on the sale of property of $14.7 million in 2017 as compared to $19.3 million in 2016. In addition during 2016 and 2017 a subsidiary of TCI raised $115 million through the sale of bonds which are traded on the Israeli stock exchange. In 2017 TCI recorded a non-cash foreign currency loss of $4.6 million.

Revenues

Rental and other property revenues were $125.2 million for the year ended December 31, 2017. This represents an increase of $6.7 million, as compared to the prior year revenues of $118.5 million. The change by segment is an increase in the apartment portfolio of $6.2 million and an increase in the commercial portfolio of approximately $0.5 million. We purchased four apartment communities during the year ended December 31, 2016, which produced rental revenue of $8.3 million and $2.0 million during the years ended December 31, 2017 and 2016, respectively, for a net increase of $6.3 million. In addition, we purchased one apartment property during 2017 that produced revenues of $0.8 million in rental revenues.

Expense

Property operating expenses were $63.1 million for the year ended December 31, 2017. This represents an increase of $1.2 million, as compared to the prior year operating expenses of $61.9 million. The growth in our apartment portfolio resulted in a $2.9 million increase in property operating expenses. The Company added a net 723 units during 2016 and 201 units during 2017. Property operating expenses for our commercial portfolio decreased $1.8 million. In addition, we had a decrease in property operating expenses for our land portfolio of $1.0 million.

Depreciation and amortization expenses were $25.6 million for the year ended December 31, 2017. This represents an increase of $1.9 million as compared to prior year depreciation of $23.7 million. The increase is primarily due to the growth in our apartment portfolio which had an increase of $1.6 million year-over-year.

Advisory fees were $10.0 million for the year ended December 31, 2017. This represents an increase of $0.5 million compared to the prior year advisory fees of $9.5 million. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Other income (expense)

Mortgage and loan interest expense was $59.9 million for the year ended December 31, 2017. This represents an increase of $6.8 million compared to the prior year expense of $53.1 million. The change by segment is an increase in the other portfolio of $9.7 million, an increase in the commercial portfolio of $0.4 million, partially offset by a decrease in the apartment portfolio of $3.0 million and a decrease in the land portfolio of $0.2 million. Within the other portfolio, the increase is due to incurring new mezzanine debt obligations. Within the apartment portfolio, the majority of the increase is due to the acquisition of a new property, partially offset by the refinancing of six loans during 2017 at lower rates.

Gain on sale of income-producing properties was $9.8 million for the year ended December 31, 2017 and $16.2 million for the year ended December 31, 2016. The gain recorded in 2017 represents the recognition of deferred income from a property sale in a prior year. Gain on land sales was $4.9 million and $3.1 million for the years ended December 31, 2017 and 2016, respectively.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		
	2017	2016	2015
	(dollars in thousands, except per share amounts)		
Revenues:			
Rental and other property revenues (including $839, $708 and $726 for the year ended 2017, 2016 and 2015, respectively, from related parties)	$125,233	$118,471	$102,220
Expenses:			
Property operating expenses (including $929, $865 and $740 for the year ended 2017, 2016 and 2015, respectively, from related parties)	63,056	61,918	52,257
Depreciation and amortization	25,558	23,683	21,299
General and administrative (including $3,120, $3,574 and $3,105 for the year ended 2017, 2016 and 2015, respectively, from related parties)	6,269	5,476	5,508
Provision on impairment of real estate assets	-	-	5,300
Net income fee to related party	250	257	187
Advisory fee to related party	9,995	9,490	8,368
Total operating expenses	105,128	100,824	92,919
Net operating income	20,105	17,647	9,301
Other income (expense):			
Interest income (including $11,485, $13,348 and $10,071 for the year ended 2017, 2016 and 2015, respectively, from related parties)	13,862	14,670	10,687
Other income	625	1,816	71
Mortgage and loan interest (including $0, $568, and $0 for the year ended 2017, 2016 and 2015, respectively, from related parties)	(59,944)	(53,088)	(46,541)
Foreign currency translation loss	(4,536)	-	(1)
Income (loss) from unconsolidated joint ventures and investees	26	(26)	41
Litigation settlement	-	-	(352)
Total other expenses	(49,967)	(36,628)	(36,095)
Loss before gain on sales, non-controlling interest and taxes	(29,862)	(18,981)	(26,794)
Gain on sale of income-producing properties (including recognition of $9,842, $0, and $0 previous deferred gains in 2017, 2016, 2015 respectively)	9,842	16,207	-
Gain on land sales	4,884	3,121	18,911
Net income (loss) from continuing operations before taxes	(15,136)	347	(7,883)
Income tax benefit (expense)	(180)	(24)	(517)
Net income (loss) from continuing operations	(15,316)	323	(8,400)
Discontinued operations:			
Net income (loss) from discontinued operations	-	(2)	644
Gain on sale of real estate from discontinued operations	-	-	735
Income tax expense from discontinued operations	-	1	(483)
Net income from discontinued operations	-	(1)	896
Net income (loss)	(15,316)	322	(7,504)
Net income attributable to non-controlling interest	(499)	(285)	(132)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(15,815)	37	(7,636)
Preferred dividend requirement	(900)	(900)	(900)
Net income (loss) applicable to common shares	$(16,715)	$ (863)	$ (8,536)
Earnings per share - basic			
Net income (loss) from continuing operations	$ (1.92)	$ (0.10)	$ (1.08)
Net income from discontinued operations	-	-	0.10
Net income (loss) applicable to common shares	$ (1.92)	$ (0.10)	$ (0.98)
Earnings per share - diluted			
Net income (loss) from continuing operations	$ (1.92)	$ (0.10)	$ (1.08)
Net income from discontinued operations	-	-	0.10
Net income (loss) applicable to common shares	$ (1.92)	$ (0.10)	$ (0.98)
Weighted average common shares used in computing earnings per share	########	########	########
Weighted average common shares used in computing diluted earnings per share	########	########	########
Amounts attributable to Transcontinental Realty Investors, Inc.			
Net income (loss) from continuing operations	$(15,815)	$ 38	$ (8,532)
Net income (loss) from discontinued operations	-	(1)	896
Net income (loss)	$(15,815)	$ 37	$ (7,636)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2017		December 31, 2016	
	(dollars in thousands, except share and par value amounts)			
Assets				
Real estate, at cost	$	1,112,721	$	998,498
Real estate subject to sales contracts at cost, net of depreciation ($0 in 2017 and $0 in 2016)		45,739		46,956
Less accumulated depreciation		(178,590)		(154,281)
Total real estate		979,870		891,173
Notes and interest receivable				
Performing (including $45,155 in 2017 and $66,086 in 2016 from related parties)		70,166		79,308
Total notes and interest receivable		70,166		79,308
Cash and cash equivalents		42,705		17,506
Restricted cash		45,637		38,227
Investments in unconsolidated subsidiaries and investees		2,472		2,446
Receivable from related party		111,665		101,649
Other assets		60,907		55,605
Total assets	$	1,313,422	$	1,185,914
Liabilities and Shareholders' Equity				
Liabilities:				
Notes and interest payable	$	892,149	$	835,528
Notes related to assets held for sale		376		376
Notes related to subject to sales contracts		1,957		5,612
Bond and bond interest payable		113,047		-
Deferred revenue (including $40,574 in 2017 and $50,689 in 2016 from related parties)		60,949		71,065
Accounts payable and other liabilities (including $7,236 in 2017 and $6,487 in 2016 from related parties)		36,683		48,856
		1,105,161		961,437
Shareholders' equity:				
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares, issued and outstanding zero shares in 2017 and 2016 (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2017 and 2016 (liquidation preference $100 per share)		1		1
Common Stock, $0.01 par value, authorized 10,000,000 shares, issued 8,717,967 shares in 2017 and 2016 and outstanding 8,717,767 in 2017 and 2016		87		87
Treasury stock at cost, 200 shares in 2017 and 2016		(2)		(2)
Paid-in capital		268,949		269,849
Retained earnings		(79,865)		(64,050)
Total Transcontinental Realty Investors, Inc. shareholders' equity		189,170		205,885
Non-controlling interest		19,091		18,592
Total shareholders' equity		208,261		224,477
Total liabilities and shareholders' equity	$	1,313,422	$	1,185,914